EXHIBIT 10

VALUEVISON MEDIA, INC.

2006 LONG TERM INCENTIVE PLAN

1.	Purpose. The purpose of the ValueVision Media, Inc. 2006 Long Term Incentive Plan (the “Plan”) is to provide financial incentives to designated executives of ValueVision Media, Inc. (the “Company”) related to the Company’s success in attaining challenging financial and business goals over a multi-year period. The Company believes that the Plan will assist the Company in its ability to retain key employees at a time when the Company’s outstanding stock options under its stock option programs are largely out of the money, will reinforce a performance culture by rewarding measurable results over time, and will tie a meaningful portion of key employees’ total compensation to the achievement of multi-year corporate goals and objectives. The Company will seek to qualify amounts paid under the Plan as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the “Code”).

2.	Definitions.

2.1.	The terms defined in this section are used (and capitalized) elsewhere in the Plan.

a. “Award” means the amount calculated pursuant to Section 4 hereof for a specified Performance Period.

b. “Base Compensation” means a Participant’s annual salary, excluding automobile allowances, all performance-based pay, compensation from Company stock and/or option plans, one-time awards or payments, tax-neutralization payments or similar amounts, other payments under employee benefit plans, reimbursements for expenses, and fringe benefits.

c. “Board” means the Board of Directors of the Company.

d. “Change in Control” means the occurrence of either an “Event” or “Fundamental Change”, as those terms are defined in the Company’s 2004 Omnibus Stock Plan, as amended.

e. “Committee” means the Human Resources and Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan.

f. “Company” means ValueVision Media, Inc., a Minnesota corporation. For purposes of the provisions of this Plan relating to employment of a Participant with the Company, the term “Company” shall include any subsidiary of the Company, 50% or more of the voting stock of which is directly or indirectly owned by the Company.

g. “Disability” means a medical condition that the Committee has determined renders a Participant unable to perform the normal duties of the Participant’s position with the Company. The Committee may, in its sole discretion, obtain a medical opinion from a physician selected by the Committee before any determination of Disability is made.

h. “Effective Date” means the date specified in Section 5.

i. “Eligible Employee” means any key employee of the Company or a subsidiary thereof as designated by the Committee.

j. “Participant” means an Eligible Employee designated by the Committee to participate in the Plan for a designated Performance Period.

k. “Performance Period” means a period of time covering one or more of the Company’s fiscal years, as determined by the Committee. The “Initial Performance Period” means the two-year period covering the Company’s 2006 and 2007 fiscal years. Unless expressly determined by the Board, the Plan shall operate only with respect to the Initial Performance Period.

l. “Target Award” means the maximum amount available to a Participant under this Plan, with respect to any Performance Period.

m. “Target Bonus” means one hundred percent (100%) of the Participant’s annual bonus opportunity under the Company’s Management Incentive Plan (or any successor or replacement plan established by the Committee).

n. “Plan Measure Target Award” means the maximum amount available to a Participant under this Plan with respect to an individual Plan measure during a Performance Period, which shall equal the Participant’s Target Award, multiplied by the percentage assigned to the Plan measure which reflects the portion of the Award attributable to completion of that measure and provided that if no percentage is assigned by the Committee, then each measure will be accorded an equal percentage, and further adjusted as specified in the Plan and/or as determined by the Committee.

2.2.	Gender and Number. Except when otherwise indicated by context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

3.	Administration.

3.1.	Authority of Committee. The Committee shall administer the Plan. No member of the Committee shall be eligible to receive an Award under the Plan. The Committee shall have the sole authority, in its absolute discretion, to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan and the rules and regulations, and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all Participants and other interested parties.

3.2.	Indemnification. To the full extent permitted by law, (i) no member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan, selection of Participants, or any Award made under the Plan, and (ii) the members of the Committee shall be entitled to indemnification by the Company with regard to such actions to the fullest extent as permitted under Minnesota law.

4.	Awards.

4.1.	Allocation of Awards. The Plan is designed to reward Participants with benefits which reflect the financial, operational, earnings and sales performance of the Company over the applicable Performance Period. Within 90 days following the commencement of each Performance Period, the Committee may select such Eligible Employees as it deems appropriate for participation in the Plan. Eligible Employees selected for participation will be entitled to receive a Target Award based on the attainment of performance targets selected by the Committee and consisting of one or any combination of the following performance measures: earnings or earnings per share; EBITDA or EBITDA per share; net income or net income per share; inventory levels or inventory turnover; total net sales; total gross profit or total gross profit percentage; operating cash flow or free cash flow; economic value added; accounts receivable (measured in terms of days sales outstanding); operating expenses; operating income; total shareholder return; return on equity; pre-tax and pre-interest expense return on average invested capital, which may be expressed on a current value basis; profit before taxes or profit after taxes less the Company’s cost of capital; total gross margin dollars; gross margin dollars per hour; customer growth and retention measures; sales growth or sales growth per full-time equivalent household. Any such targets may relate to one or any combination of two or more of corporate, group, unit, division, affiliate or individual performance goals. The specific Plan measures, the goals for each of the Plan measures, and the methodology of the Award calculations shall be established and approved by the Committee for each fiscal year included in the applicable Performance Period. The method for calculating Awards for the applicable Performance Period also shall be established and approved by the Committee.

4.2.	Adjustments. Calculations of Awards under the Plan shall be finally determined in the sole discretion of the Committee or an appointed designee. The Committee is authorized at any time during a Performance Period, in its sole and absolute discretion, to reduce or eliminate an Award payable to any Participant for any reason, including changes in the position or duties of any Participant with the Company or any subsidiary of the Company during the Performance Period, whether due to any termination of employment (including death, Disability, voluntary resignation, or termination with or without cause) or otherwise. The Committee may also make negative adjustments in the Award to a Participant to reflect one-time events or extraordinary non-budgeted items. No reduction in an Award made to any Participant shall increase the amount of the Award to any other Participant. The Committee may determine not to make Awards under the Plan if, in the sole judgment of the Committee, the overall financial condition of the Company is insufficient to support Awards.

4.3.	Payment of Awards. Following the completion of each fiscal year in a Performance Period, the Committee shall certify in writing the degree to which the performance targets were attained and the Awards payable to Participants. Participants shall receive payment of all or a portion of the Participant’s Award no later than two and one half months following the end of the Performance Period, provided they are Eligible Employees in good standing at the time of payment. Payments shall be paid in cash. If a Participant’s employment with the Company terminates by reason of death or Disability, then any Award relating to the Performance Period in which the Participant’s employment terminates shall be prorated to reflect time in the Performance Period as an active Participant, and shall be paid within two and one half months following the end of the fiscal year in which such Participant terminates employment. If a Participant’s employment with the Company terminates for any reason other than death or Disability, then such Participant’s Award shall be canceled and no payment will be made with respect thereto, except (i) as otherwise provided by action of the Committee, (ii) pursuant to procedures as may from time to time be approved by the Committee, or (iii) in the event of a Change in Control of the Company as described in this Section. In the event that a Change in Control occurs during the Initial Performance Period or any subsequent Performance Period, and (i) in connection with the Change in Control the Plan is either terminated or becomes inoperable (including, without limitation, because it becomes impracticable or infeasible to measure the Company’s attainment of the various Plan measures over the applicable Performance Period or the purposes of the Plan have been frustrated), and (ii) within 18 months of the effective date of the Change in Control, the Participant’s employment with the Company is terminated without Cause or the Participant resigns for Good Reason (as such terms are defined in the executive separation agreement or change in control agreement applicable to such Participant), then the Participant shall be entitled to receive one hundred percent (100%) of the Target Award for the Participant for the applicable Performance Period, payable within two and one half months of the date of such termination or resignation. In the event that a Change in Control occurs during the Initial Performance Period or any subsequent Performance Period, and in connection with the Change in Control the Plan is either terminated or becomes inoperable, but a Participant’s employment with the Company is not terminated without Cause and the Participate does not otherwise resign for Good Reason, then the Committee will use its best efforts to pay to such Participant all amounts that would have been payable under the Plan as if the Plan were not terminated or inoperable. The Committee shall not have discretion to extend the date on which payment is due, except to the extent that it is administratively impracticable to make payment by the required date or making such payment would jeopardize the solvency of the Company, such impracticability or insolvency was unforeseeable, and the payment is made as soon as reasonably practicable. If the Committee shall determine that an Award for a fiscal year would be limited under Section 162(m) of the Code, then notwithstanding anything herein to the contrary, no amount may be paid with respect to an Award unless and until the shareholders of the Company have approved the material terms of the Award under which payment is to be made in accordance with the provisions of Section 162(m) of the Code and the regulations thereunder.

5.	Effective Date of the Plan. The Plan shall become effective as of January 18, 2006. The Plan shall remain in effect until the end of the Initial Performance Period defined in Section 2.1, unless the Board determines in writing to continue the Plan with respect to additional Performance Periods.

6.	Transferability. Awards made pursuant to the Plan are not transferable or assignable by the Participant other than by will or the laws of descent and distribution, and payment thereunder during the Participant’s lifetime shall be made only to the Participant or to the guardian or legal representative of the Participant. Payments which are due to a deceased Participant pursuant to the Plan shall be paid to the person or persons to whom such right to payment shall have been transferred by will or the laws of descent and distribution.

7.	Funding. No provision of the Plan, or rules and regulations adopted hereunder, shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or segregate or place any assets in a trust or other entity to which contributions are made.

8.	Right to Terminate Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of a Participant with or without cause.

9.	Tax Withholding. The Company shall have the right to withhold from payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

10.	Amendment, Modification and Termination of the Plan. The Board may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award theretofore awarded to any Participant which has not been paid. Amendments are subject to approval of the shareholders of the Company only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No Award may be granted during any suspension of the Plan or after its termination.

11.	Other Benefit and Compensation Programs. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company (if the Board determines to submit the Plan to the shareholders or if required in the future as provided in Section 4.3 or Section 10 of this Plan) shall be construed as creating any limitation on the power of the Board to adopt such other incentive arrangements as it may deem necessary. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any subsidiary unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of the competitive cash compensation.

12.	Conformance with Section 409A of the Code. This Plan is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended (“Code”) (including current and future guidance issued by the Department of Treasury or Internal Revenue Service). To the extent that any provision of this Plan fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Plan. Such modifications may include, but are not necessarily limited to, that if the Participant is a “specified employee” under Section 409A(a)(2)(B) of the Code, then any payment under this Plan that is treated as deferred compensation under Section 409A of the Code shall be deferred for six months following separation from service (without interest or earnings).

13.	Governing Law. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of Minnesota and construed accordingly.

14.	Merger Clause. The above constitutes the entire terms of the Plan.